EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Reports Financial Results for the Third Quarter of 2017

Reports continued progress towards U.S. joint venture with AREVA NP following binding agreement for advanced nuclear fuel

RESTON, Va., November 14, 2017 -- Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company, today provided a business update and reported financial results for the third quarter ended September 30, 2017.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We achieved a number of milestones during the third quarter. Most notably, we signed a binding Heads of Terms Agreement with AREVA NP for a joint venture (JV) that summarizes all material terms and conditions to develop, manufacture and commercialize Lightbridge's advanced metallic fuel technology. Through this JV, Lightbridge and AREVA NP will work together to research, develop, demonstrate, fabricate, license, market and sell nuclear fuel assemblies that utilize our proprietary metallic fuel designs. We remain on track to finalize a definitive JV Operating Agreement based on the Heads of Terms Agreement in the fourth quarter of 2017 and to launch the JV in the first quarter of 2018. In the meantime, we are making headway towards finalizing several additional binding agreements, covering areas such as intellectual property and research and development.”

“We are also making continued progress towards irradiation testing of our fabricated fuel samples under commercial reactor operating conditions at the Halden research reactor in Norway. Towards this end, Lightbridge and IFE recently signed additional task orders for design and fabrication of a second irradiation rig that will host another four-lobe bundle of Lightbridge fuel rods. We continue to work closely with four of the leading U.S. nuclear utilities to gain valuable feedback on the development of our fuel technology. We are working towards formalizing an end-user agreement with one of these utilities for a lead test assembly demonstration of Lightbridge-designed nuclear fuel in a commercial U.S. nuclear power plant. Given our progress, we remain confident in our ability to demonstrate operation of the first Lightbridge fuel rod in a commercial reactor in the United States as early as 2021.”

“We also remain focused on expanding our intellectual property protection. Most recently, we received a Notice of Allowance in the People's Republic of China for another key patent relating to our innovative metallic fuel design, which represents the Company's fourth patent in China, as we prepare for full-scale deployment of Lightbridge’s innovative fuel designs in Asia and around the world. This follows a Notice of Allowance in South Korea from the Korean Intellectual Property Office for a key divisional patent covering our innovative metallic fuel assembly design for Western-type pressurized water reactors. We received a Notice of Allowance from the European Patent Office for an additional patent relating to Lightbridge's innovative metallic fuel design, and covers an alternative embodiment of a multi-lobe fuel rod design.”

“Overall, we remain encouraged by the progress we are making with AREVA NP towards finalization of our JV. Meanwhile we are advancing towards irradiation testing at Halden, and have received support and feedback from leading nuclear utilities. As a result, we believe we are well positioned to capitalize on the economic and safety benefits of our fuel. We also appreciate the growing governmental support for nuclear energy initiatives, as illustrated by new proposed grid resiliency rules that would help ensure the competitiveness of America's commercial nuclear reactors and help set the stage for broad market adoption of our fuel in the years ahead.”

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Balance Sheet Overview

At September 30, 2017, we had cash and cash equivalents of approximately $4.2 million, as compared to approximately $3.6 million at December 31, 2016. The $0.6 million increase in cash and cash equivalents resulted from the sale of approximately $4.4 million of common stock during the nine months ended September 30, 2017, partially offset by net cash used in operating activities of approximately $3.6 million and cash used in investing activities of approximately $0.2 million. We used cash during the nine months ended September 30, 2017 primarily to fund our general and administrative expenses and for research and development. We had approximately $3.6 million in working capital at September 30, 2017 as compared to working capital of approximately $3.4 million at December 31, 2016. Stockholders' equity at September 30, 2017 was approximately $5.5 million compared to stockholders’ equity of approximately $5.6 million at December 31, 2016.

Operating Results – Third Quarter of Fiscal 2017 Compared to Third Quarter of Fiscal 2016

For the third quarter ended September 30, 2017, net loss attributable to common shareholders was approximately $1.8 million, or a loss of $0.16 per share, on revenue of $0.02 million. In the same quarter of 2016, the net loss attributable to common shareholders was $2.1 million, or loss of $0.44 per share, on revenue of $0.08 million. All revenue was generated from consulting services. Stock-based compensation expense was $0.6 million for the nine months ended September 30, 2017 compared to $0.9 million for the nine months ended September 30, 2016. For the nine months ended September 30, 2017, the Company’s cash flows used in operating activities were $3.6 million versus $3.9 million used in operating activities for the same period of 2016. The cash was used primarily to fund general and administrative expenses and for research and development.

2017 Third Quarter Conference Call

Lightbridge will host a conference call on Wednesday, November 15, 2017 at 11:00 a.m. Eastern Time to discuss the company's financial results for the third quarter ending September 30, 2017, as well as the Company's corporate progress and other meaningful developments. Interested parties can access the conference call by calling 888-567-1602 for U.S. callers, or +1-404-267-0373 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@ltbridge.com. A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight December 15, 2017, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1-919-882-2331 (international callers) and entering conference ID: 22219.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing, progress and potential challenges relating to the Company’s entry into a joint venture operating agreement and other binding agreements with AREVA NP, the expected cooperation between AREVA NP and the Company, the Company’s entry into an end-user agreement with a leading U.S. nuclear utility and the timing thereof, the ability to demonstrate operation of the first Lightbridge fuel rod in a commercial reactor in the United States and the timing thereof, the expected market for and the position of the Company's product and service offerings, and the impact of governmental support for nuclear energy initiatives.

These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

ir@Ltbridge.com

*** tables follow ***

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Condensed Consolidated Balance Sheets

	September 30,
	2017	December 31,
	(Unaudited)	2016
ASSETS
Current Assets
Cash and cash equivalents	$4,214,386	$3,584,877
Restricted cash	114,077	114,012
Accounts receivable - project revenue and reimbursable project costs	15,136	388,434
Prepaid expenses and other current assets	97,567	80,933
Deferred financing costs, net	491,168	491,168
Total Current Assets	4,932,334	4,659,424

Other Assets
Patent costs	1,319,718	1,160,465
Deferred financing costs, net	614,072	982,486
Total Other Assets	1,933,790	2,142,951
Total Assets	$6,866,124	$6,802,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,328,393	$1,216,321
Total Current Liabilities	1,328,393	1,216,321

Long-Term Liabilities
Deferred lease abandonment liability	-	28,464
Total Liabilities	1,328,393	1,244,785

Commitments and Contingencies – Note 4

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, convertible Series A preferred shares, 1,020,000 shares issued and outstanding at September 30, 2017 and December 31, 2016.	1,020	1,020
Common stock, $0.001 par value, 100,000,000 authorized, 11,426,754 shares and 9,911,864 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	11,427	7,112
Additional paid-in capital	91,358,420	86,266,075
Accumulated deficit	(85,833,136)	(80,716,617)
Total Stockholders' Equity	5,537,731	5,557,590
Total Liabilities and Stockholders' Equity	$6,866,124	$6,802,375

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Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Consulting Revenue	$15,136	$83,219	$165,046	$372,142

Cost of Consulting Services Provided	9,364	43,919	99,027	174,281

Gross Margin	5,772	39,300	66,019	197,861

Operating Expenses
General and administrative	1,149,847	1,106,125	3,329,440	3,311,488
Research and development	458,663	441,874	1,468,650	1,450,954
Total Operating Expenses	1,608,510	1,547,999	4,798,090	4,762,442

Operating Loss	(1,602,738)	(1,508,699)	(4,732,071)	(4,564,581)

Other Income and (Expenses)
Warrant revaluation	-	78,442	-	1,643,941
Warrant modification expense	-	-	-	(129,369)
Investment income	18	19	61	294
Financing costs	(130,828)	(73,279)	(384,509)	(85,650)
Other expenses	-	-	-	(62)
Total Other Income and (Expenses)	(130,810)	5,182	(384,448)	1,429,154

Net loss before income taxes	(1,733,548)	(1,503,517)	(5,116,519)	(3,135,427)

Income taxes	-	-	-	-

Net loss	$(1,733,548)	$(1,503,517)	$(5,116,519)	$(3,135,427)

Accumulated preferred stock dividend	(49,000)	(32,667)	(147,000)	(32,667)
Deemed dividend on convertible preferred stock, due to beneficial conversion feature	-	(581,300)	-	(581,300)

Net loss attributable to common stockholders	(1,782,548)	(2,117,484)	(5,263,519)	(3,749,394)

Net Loss Per Common Share,
Basic and Diluted	$(0.16)	$(0.44)	$(0.53)	$(0.91)

Weighted Average Number of Common Shares Outstanding	10,836,115	4,804,044	9,968,425	4,105,107

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Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2017	2016
Operating Activities:
Net Loss	$(5,116,519)	$(3,135,427)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	598,485	943,424
Amortization of deferred financing cost	368,414	68,590
Abandonment loss	109,752	-
Warrant modification expense	-	129,369
Warrant revaluation	-	(1,643,941)
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	373,298	56,578
Prepaid expenses and other assets	(16,634)	32,807
Accounts payable and accrued liabilities	164,302	(161,359)
Deferred lease abandonment liability	(68,726)	(198,891)
Net Cash Used In Operating Activities	(3,587,628)	(3,908,850)

Investing Activities:
Patent costs	(159,253)	(171,177)
Net Cash Used In Investing Activities	(159,253)	(171,177)

Financing Activities:
Net proceeds from the issuance of common stock	4,376,455	3,631,689
Net proceeds from the issuance of preferred stock	-	2,800,000
Proceeds from the issuance of note payable	-	135,000
Repayment of note payable	-	(107,623)
Restricted cash	(65)	211,842
Net Cash Provided by Financing Activities	4,376,390	6,670,908
Net Increase In Cash and Cash Equivalents	629,509	2,590,881

Cash and Cash Equivalents, Beginning of Period	3,584,877	623,184

Cash and Cash Equivalents, End of Period	$4,214,386	$3,214,065
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$-	$2,269
Income taxes paid	$-	$-
Non-Cash Financing Activity:
Deferred financing cost - paid with stock purchase warrants	$-	$1,665,000
Warrant liability - reclassification to equity	$-	$692,110
Accumulated preferred stock dividend	$147,000	$32,667
Decrease in accrued liabilities - stock-based compensation	$121,720	$-
Deemed dividend on convertible preferred stock, due to beneficial conversion feature	$-	$581,300

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